Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com	page 1

Zhongpin Inc. Elects Professor Xiaosong Hu as an Independent Director

CHANGGE and BEIJING, China, June 15, 2011 /PRNewswire-FirstCall/ -- Zhongpin Inc. (“Zhongpin”, Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China, today announced that Zhongpin’s Board of Directors has elected Mr. Xiaosong Hu as a Director, effective as of June 16, 2011. He will chair and serve on the Nominating Committee and will serve on the Audit and Compensation Committees of the Board of Directors.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer of Zhongpin, said, “We are very pleased to welcome Xiaosong Hu to Zhongpin’s Board of Directors. With 23 years of professional experience, his extensive involvement and expertise in our industry, in research and teaching, and in government and academic associations will bring substantial additional depth and breadth to our board. Mr. Hu has extensive experience and knowledge in the study of food safety issues in China, which we believe will also be very valuable as we execute our expansion strategy. We are sure his contributions to our deliberations and decisions will help guide our future success as we strive to continue pleasing customers, growing our company, and creating additional value for shareholders.”

Since June 1988, Mr. Hu has been engaged in teaching and research work in the Food Science and Engineering College of the China Agricultural University. He is currently a professor and an advisor to Ph.D. candidates.

He graduated with a bachelor’s degree in agriculture from the Huazhong Agricultural College in 1982 and with a master’s degree from the Food Science Department of the Beijing Agricultural University in 1988.

Mr. Hu serves in several academic and government organizations that include:

•	Executive Vice President of the Science and Technology Development Academy of the China Agricultural University.

•	Member of the Growth Enterprise Market Technical Committee of the China Securities Regulatory Commission.

•	Vice President of the Chinese Institute of Food Science and Technology.

•	Member of the Science and Technology Committee of China’s Ministry of Agriculture.

•	Member of the Academic Committee of the Chinese Academy of Agricultural Sciences.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com	page 2

•	Member of the State Food and Nutrition Consultant Committee.

Mr. Hu was born in 1961 and is 50 years old.

About Zhongpin

Zhongpin Inc. is a meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,378 retail outlets. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release may be forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, interruptions in the supply of live pigs and or raw pork, the effects of weather on hog feed production, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin’s ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin’s future financial performance and financing ability, changes in regulations, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. These filings are available from www.sec.gov or from Zhongpin’s website at www.zpfood.com.

You are urged to consider these factors carefully in evaluating Zhongpin’s forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com	page 3

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Investor Relations Manager
Telephone +86 10 8286 1788 extension 101 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8286 1788 extension 104 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1 480 614 3036
kli@christensenir.com

Source: Zhongpin Inc.
www.zpfood.com

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